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                                                                       EXHIBIT 8

                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005

                                  ------------

                            Telephone (202) 347-0300
                            Facsimile (202) 347-2172
                                  WWW.EMTH.COM

                                January 25, 2000


Peoples Heritage Financial Group, Inc.
One Portland Square
Portland, Maine 04112-9540

Banknorth Group, Inc.
100 Bank Street
Burlington, Vermont  05401-5420

Ladies/Gentlemen:

         We have acted as a special counsel to Peoples Heritage Financial Group, Inc., a Maine corporation ("Peoples Heritage"), in connection with the proposed merger (the "Merger") of Banknorth Group, Inc., a Delaware corporation ("Banknorth"), with and into Peoples Heritage, pursuant to the Agreement and Plan of Merger, dated as of June 1, 1999, between Peoples Heritage and Banknorth, as amended (the "Merger Agreement"). At your request, in connection with Peoples Heritage's filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission in connection with the Merger (as amended, the "Registration Statement"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K.

         For purposes of the opinion set forth below, we have relied, with the consent of Peoples Heritage and the consent of Banknorth, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Peoples Heritage and Banknorth dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger. We also have relied upon the accuracy of the Registration Statement and the Prospectus/Joint Proxy Statement of Peoples Heritage and Banknorth included therein (the "Prospectus/Joint Proxy Statement").

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Peoples Heritage Financial Group, Inc.
Banknorth Group, Inc.
January 25, 2000
Page 2

         Based upon and subject to the foregoing, it is our opinion that, under currently applicable U.S. federal income tax law, the Merger, when consummated in accordance with the terms of the Merger Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, accordingly:

     1. neither Peoples Heritage nor Banknorth will recognize any gain or loss as a result of the Merger;

     2. no gain or loss will be recognized by shareholders of Banknorth upon the exchange of their Banknorth common stock solely for shares of Peoples Heritage common stock pursuant to the Merger, except in respect of cash received in lieu of a fractional share interest in Peoples Heritage common stock;

     3. the basis of the Peoples Heritage common stock received by a Banknorth shareholder receiving solely Peoples Heritage common stock will be the same as his or her basis in the Banknorth common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (as described below); and

     4. the holding period of the shares of Peoples Heritage common stock received by a Banknorth shareholder receiving solely Peoples Heritage common stock will include the period during which such Banknorth shareholder held the Banknorth common stock surrendered in exchange therefor, provided the surrendered Banknorth common stock was held by such shareholder as a capital asset at the effective time of the merger.

     For federal income tax purposes, cash received by a holder of Banknorth common stock in lieu of a fractional share interest in Peoples Heritage common stock will be treated as received in redemption of the fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Banknorth common stock allocable to such fractional share interest, if the deemed redemption meaningfully reduces the Banknorth shareholder's interest in Peoples Heritage, taking into account the constructive ownership rules of the Code. Such gain or loss should be long-term capital gain or loss if such share of Banknorth common stock is held as a capital asset and has been held for more than one year at the effective time of the Merger. A common shareholder that owns an extremely small percentage of the Banknorth common stock, exercises no control over the affairs of Peoples Heritage or Banknorth and does not actually or constructively own any shares of Peoples Heritage common stock other than those received in the Merger, will be treated as experiencing a meaningful reduction in interest.

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Peoples Heritage Financial Group, Inc.
Banknorth Group, Inc.
January 25, 2000
Page 3

     We express no opinion as to the United States federal income tax consequences of the Merger to shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Banknorth common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Banknorth common stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "The Merger - Certain Federal Income Tax Consequences" and elsewhere in the Prospectus/Joint Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          ELIAS, MATZ, TIERNAN & HERRICK, L.L.P.


                                          By: /s/ Timothy B. Matz
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                                              Timothy B. Matz, a Partner